Exhibit 10.1

Execution Version

OWNERSHIP LIMIT WAIVER AGREEMENT

This OWNERSHIP LIMIT WAIVER AGREEMENT (this “Agreement”) is made and entered into as of October 30, 2014 by and between Omega Healthcare Investors, Inc., a Maryland corporation (the “Company”), and LG Aviv L.P., a Delaware limited partnership (“Lindsay Goldberg”).

RECITALS

A. The Company has elected to be taxed as a real estate investment trust (“REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”).

B. To help the Company maintain its status as a real estate investment trust (“REIT”), the Company’s Articles of Amendment and Restatement (the “Articles”) impose a certain limitations on the ownership of the Company’s stock while the Company has elected to qualify as a REIT under the Code.

C. Section 5.04 of the Company’s Articles contains general restrictions prohibiting any Person from owning more than a specified percentage – currently set at 9.8% - of the Company’s common stock (the “Common Share Ownership Limit”) or more than a specified percentage - currently set at 9.8% - of the value of the Company’s aggregate outstanding capital stock (the “Equity Share Ownership Limit”).

D. Under Section 5.04(i), upon notice of an acquisition or transfer, or proposed acquisition or transfer, of the Company Stock that results or would result in a violation of the Common Share Ownership Limit or the Equity Share Ownership Limitation, the Company’s Board of Directors may, prospectively or retroactively, upon receipt of evidence that the Board of Directors deems to be satisfactory, in its sole discretion, determine that such acquisition or transfer does not or will not violate the “closely held” provisions of Section 856(h) of the Code or otherwise cause the Corporation to fail to qualify as a REIT, create an Excepted Holder Limit with respect to such transferee upon such conditions as the Board of Directors may determine, in its sole discretion (the “Excepted Holder Waiver Limit”).

E. It is anticipated that Lindsay Goldberg will become the owner of 19,488,431 shares of Company common stock, par value $0.01 per share (“Common Stock”) as a result of the transactions contemplated by that certain Agreement and Plan of Merger by and among the Company, Omega Healthcare Properties Holdco, Inc., Omega Healthcare Properties Limited Partnership, Aviv REIT, Inc. and Aviv Healthcare Properties Limited Partnership, L.P. dated as of October 27, 2014 (the “Merger Agreement”), which shares of Common Stock will represent an amount in excess of the Common Share Ownership Limit and Equity Share Ownership Limit currently set forth in the Company’s Articles.

F. This Agreement creates an Excepted Holder Waiver Limit permitting Lindsay Goldberg to own in excess of  the Company’s Common Stock Ownership Limit and the Equity Share Ownership Limit on the terms and conditions set forth herein.

Execution Version

AGREEMENT

1. Representations and Warranties of Lindsay Goldberg. Beginning on the date hereof and during any period that Lindsay Goldberg owns in excess of the Common Share Ownership Limit or the Equity Share Ownership Limit, Lindsay Goldberg represents and warrants that no person who is treated as an individual under Section 542(a)(2) of the Code (determined after taking into account Section 856(h) of the Code) beneficially owns, or in the future will beneficially own, as a result of Lindsay Goldberg’s ownership of Common Stock after giving effect to the consummation of the transactions contemplated by the Merger Agreement, Common Stock in excess of the Common Share Ownership Limit or the Equity Share Ownership Limit. For purposes of this representation, “beneficially owns” means ownership, either directly or constructively, through the application of Section 544 of the Code as modified by Section 856(h)(1)(B) of the Code.

2. Covenants and Termination. Lindsay Goldberg covenants that, after the date hereof, it will promptly notify the Company of the date on which the foregoing representations and covenants are no longer true and correct in all respects. Lindsay Goldberg understands that:

(a) any breach of a representation or covenant in this letter will automatically cause the Excepted Holder Waiver Limit granted to Lindsay Goldberg pursuant to this Ownership Limit Waiver Agreement to immediately cease to be effective; and

(b) if at any time the ownership of the Company’s capital stock in excess of the Common Share Ownership Limit or the Equity Share Ownership Limit granted to Lindsay Goldberg in this Ownership Limit Waiver Agreement would result in the Company failing to qualify as a REIT under the Code as a result of the breach of any of the representation in Section 1, all or a portion of the Company’s capital stock owned by Lindsay Goldberg will be subject to Section 5.04 of the Articles, without giving effect to the amount set forth in this Agreement as the Excepted Holder Waiver Limit.

3. Waiver of the Common Share Ownership Limit and the Equity Share Ownership Limit for Lindsay Goldberg. Based on the above, representations, covenants and agreements, the Company, pursuant to the resolutions of its Board of Directors in the form attached hereto as Exhibit A, with respect to Lindsay Goldberg, hereby, effective upon the Merger Effective Time (as defined in the Merger Agreement):

(a) waives the Common Share Ownership Limit and the Equity Share Ownership Limit provided for in Section 5.04 of the Company’s Articles; and

(b) increases the Common Share Ownership Limit and the Equity Share Ownership Limit with respect to Company capital stock owned by Lindsay Goldberg to such amount as necessary to permit Lindsay Goldberg to receive and own the Common Stock to be delivered to Lindsay Goldberg in the form of Merger Consideration (as defined in the Merger Agreement), subject to appropriate adjustment to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the number of shares of Common Stock then outstanding.

2

Execution Version

4. Miscellaneous.

4.1 This Agreement will be governed and construed in accordance with the laws of the State of Maryland, without giving effect to choice of law or conflict law provisions.

4.2 This Agreement may be signed by the parties in separate counterpart, each of which will be an original and such counterparts together will constitute one and the same instrument.

4.3 Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Articles.

4.4 The waiver by the Company of the Common Share Ownership Limit and the Equity Share Ownership Limit set forth in the Articles and the Excepted Holder Waiver Limit created for Lindsay Goldberg hereunder, is personal to Lindsay Goldberg and may not be sold, assigned, conveyed, or otherwise transferred, nor shall either inure to the benefit of Lindsay Goldberg’s successors and assigns. Any attempt by Lindsay Goldberg to sell, assign, convey or otherwise transfer the rights set forth herein shall be null and void.

[SIGNATURE PAGE FOLLOWS]

3

Execution Version

Each of the parties has caused this Agreement to be signed by its duly authorized officers as of the date set forth in the introductory paragraph of this Agreement.

OMEGA HEALTHCARE INVESTORS, INC.
a Maryland corporation

By:	/s/ C. Taylor Pickett
Name:	C. Taylor Pickett
Title:	President and Chief Executive Officer

LG Aviv L.P.
a Delaware limited partnership

By:	/s/ Michael W. Dees
Name:	Michael W. Dees
Title:	Authorized Signatory

Execution Version

EXHIBIT A

Resolutions of the Board of Directors

Waiver of Ownership Limits and Approval of Ownership Limit Waiver Agreement

WHEREAS, Section 5.04 of the Charter contains general restrictions prohibiting any “person,” as such term is defined in Section 5.04, from owning more than a specified percentage of the Company’s common stock or equity; and

WHEREAS, the Board believes that, upon consummation of the Merger as contemplated in the Merger Agreement, LG Aviv L.P. (“Lindsay Goldberg”) will acquire common stock of the Company in excess of the limits established in Section 5.04; and

WHEREAS, Section 5.04(i) of the Charter provides that the Board may waive the restrictions contained in Section 5.04 if the Board, in its sole discretion, determines that a proposed acquisition of shares by such party will not violate the “closely held” provisions of Section 856(h) of the Code or otherwise cause the Company to fail to qualify as a REIT; and

WHEREAS, in connection with the Merger, the Company wishes to enter into an Ownership Limit Waiver Agreement with Lindsay Goldberg, substantially in the form attached hereto as Exhibit E (the “Waiver Agreement”), which contains certain representations and warranties of Lindsay Goldberg and certain covenants to be performed by Lindsay Goldberg as conditions for the waiver; and

WHEREAS, the Board has determined that it is in the best interest of the Company to waive the restrictions contained in Section 5.04 with respect to Lindsey Goldberg and to execute the Waiver Agreement in connection with the consummation of the Merger.

NOW, THEREFORE, BE IT RESOLVED, that the Board hereby determines that the proposed acquisition of Company common stock by Lindsay Goldberg pursuant to the terms of the Merger Agreement will not violate the “closely held” provisions of Section 856(h) of the Code or otherwise cause the Company to fail to qualify as a REIT; and be it

FURTHER RESOLVED, that the Board hereby waives the Common Share Ownership Limit and the Equity Share Ownership Limit, as such terms are defined in Section 5.04 of the Charter, with respect to Lindsay Goldberg, on the terms and conditions set forth in the Waiver Agreement, with such waiver being effective upon the Merger Effective Time (as defined in the Merger Agreement); and be it

Execution Version

FURTHER RESOLVED, that, effective upon the Merger Effective Time, the Board hereby approves the creation of  an Excepted Holder Limit, as such term is defined in Section 5.04 of the Charter, with respect to Lindsay Goldberg, with such Excepted Holder Limit being equal to such amount as necessary to permit Lindsay Goldberg to receive and own the common stock comprising the Merger Consideration (as defined in the Merger Agreement) to be delivered to Lindsay Goldberg , subject to appropriate adjustment to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into common stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the number of shares of common stock then outstanding.; and be it

FURTHER RESOLVED, that the Waiver Agreement is hereby approved and adopted, with such modifications, amendments or changes therein as any of the Authorized Officers may approve; and the Authorized Officers be, and each of them hereby is, authorized and empowered, in the name of and on behalf of the Company, to execute and deliver the Waiver Agreement, in substantially the form attached hereto, with such modifications, amendments or changes therein as the officer executing the same shall deem necessary or desirable, such execution to be conclusive evidence of the necessity or desirability of such changes.